SHARON
- AI -



First Quarter 2026 Result Presentation

15th May, 2026

Disclaimers

SHARON -AI-

This presentation (this "Presentation") is provided solely for information purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, or a recommendation to purchase any equity or debt.

The information contained herein does not purport to be all-inclusive. The data contained herein is derived from various internal and external sources. No representation is made as to the reasonableness of the assumptions made within or the accuracy or completeness of any projections or modeling or any other information contained herein. Any data on past performance or modeling contained herein is not an indication as to future performance. Sharon AI Holdings Inc. ("Sharon AI") assumes no obligation to update the information in this Presentation, except as required by law. In all cases, interested parties should conduct and rely on their own investigation and analysis of Sharon AI and the information contained herein, including the merits and risks involved.

No Offer of Solicitation

This Presentation does not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange any securities, nor shall there be any sale, issuance or transfer of any such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or an exemption therefrom.

INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No Representation or Warranties

All information is provided "AS IS" and no representations or warranties, of any kind, express or implied are given in, or in respect of, this Presentation. To the fullest extent permitted by law in no circumstances will Sharon AI or any of its subsidiaries, stockholders, affiliates, representatives, partners, directors, officers, employees, advisers or agents be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this Presentation, its contents, its omissions, reliance on the information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith. Industry and market data used in this Presentation have been obtained from third-party industry publications and sources as well as from research reports prepared for other purposes. Sharon AI has not independently verified the data obtained from these sources and cannot assure you of the data's accuracy or completeness. This data is subject to change. In addition, this Presentation does not purport to be all-inclusive or to contain all of the information that may be required to make a full analysis of Sharon AI. Viewers of this Presentation should each make their own evaluation of the company and of the relevance and adequacy of the information and should make such other investigations as they deem necessary.

Industry and Market Data

In this Presentation, we rely on and refer to information and statistics regarding market participants in the sectors in which Sharon AI competes and other industry data. We obtained this information and statistics from third-party sources, including reports by market research firms and company filings.

Trademarks

This Presentation may contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, some of the trademarks, service marks, trade names and copyrights referred to in this Presentation may be listed without the TM, SM © or ® symbols, but Sharon AI will assert, to the fullest extent under applicable law, the rights of the applicable owners, if any, to these trademarks, service marks, trade names and copyrights.

Financial Information; Non-GAAP Financial Measures

The financial information and data contained in this Presentation is unaudited and does not conform to Regulation S-X. Accordingly, such information and data may not be included in, may be adjusted in or may be presented differently in, any proxy statement/prospectus or registration statement to be filed by Sharon AI with the SEC, and such differences may be material. In particular, all Sharon AI projected financial information included herein is preliminary and subject to risks and uncertainties. Any variation between Sharon AI's actual results and the projected financial information included herein may be material. This Presentation also contains non-GAAP financial measures and key metrics relating to the company's projected future performance. A reconciliation of these non-GAAP financial measures to the corresponding GAAP measures on a forward-looking basis is not available because the various reconciling items are difficult to predict and subject to constant change.

Use of Projections

This Presentation may contain projected financial information with respect to Sharon AI. Such projected financial information constitutes forward-looking information and is for illustrative purposes only and should not be relied upon as necessarily being indicative of future results. The assumptions and estimates underlying such financial forecast information are inherently uncertain and are subject to a wide variety of significant business, economic, competitive and other risks and uncertainties. See "Forward-Looking Statements" below. Actual results may differ materially from the results contemplated by the financial forecast information contained in this Presentation, and the inclusion of such information in this Presentation should not be regarded as a representation by any person that the results reflected in such forecasts will be achieved.

Cautionary Statements Regarding Forward Looking Statements

This Presentation may contain forward-looking statements including, but not limited to, Sharon AI's expectations or predictions of future financial or business performance or conditions. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words "believes," "estimates," "expects," "projects," "forecasts," "may," "will," "should," "seeks," "plans," "scheduled," "anticipates," "intends," or similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in certain of Sharon AI's reports filed with the SEC under the heading "Risk Factors." These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and Sharon AI believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and Sharon AI is not under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

In addition to factors previously disclosed in Sharon AI's reports filed with the SEC and those identified elsewhere in this Presentation, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (i) expectations regarding Sharon AI's strategies and future financial performance, including its future business plans or objectives, prospective performance and opportunities and competitors, revenues, products and services, pricing, operating expenses, market trends, liquidity, cash flows and uses of cash, capital expenditures, and Sharon AI's ability to invest in growth initiatives and pursue acquisition opportunities; (ii) limited liquidity and trading of Sharon AI's securities; (iii) geopolitical risk and changes in applicable laws or regulations; (iv) the possibility that Sharon AI may be adversely affected by other economic, business, and/or competitive factors; and (v) operational risk.

Any financial projections in this Presentation are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond Sharon AI's control. While all projections are necessarily speculative, Sharon AI believes that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this Presentation should not be regarded as an indication that Sharon AI, or ITS representatives, considered or consider the projections to be a reliable prediction of future events.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results. The foregoing list of factors is not intended to be all-inclusive or to contain all the information that a person may desire in considering an investment in Sharon AI and is not intended to form the basis of an investment decision in Sharon AI. Readers should carefully review the foregoing factors and other risks and uncertainties described in the "Risk Factors" section of the reports, which Sharon AI has filed or will file from time to time with the SEC. There may be additional risks that Sharon AI does not presently know, or that Sharon AI currently believes are immaterial, that could cause actual results to differ from those contained in forward looking statements. For these reasons, among others, investors and other interested persons are cautioned not to place undue reliance upon any forward– looking statements in this Presentation. All subsequent written and oral forward-looking statements concerning Sharon AI or other matters and attributable to Sharon AI or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

Agenda and Presenters

Agenda

1. First Quarter 2026 Highlights
2. Introduction to Sharon AI
3. Industry Backdrop
4. Our Partnership Focused Approach
5. Customer Momentum
6. Outlook



James Manning
Chairman, Co-Founder & CEO



Tim Broadfoot
CFO

First Quarter 2026 Highlights

SHARON -AI-

- **Nasdaq Listing:** Sharon AI listed on the Nasdaq in February, raising US$125M
- **Key Customer Wins:** Signed three new significant customers including Canva, GMI Computing and a US $1.26bn, five-year, take or pay, agreement with ESDS Software Solutions
- **Expanded Data Center Capacity:** Expected data center capacity increased from 50MWs to 70MWs in 2026 and early 2027. **Today upgraded expected data center capacity to 100MW by early 2027.**
- **Sale of TCDC Joint Venture Project:** Completion of the sale of 50% holding in Texas Critical Data Centers (TCDC) joint venture for approximately US$74M with that recycled capital expected to accelerate the growth of the company's core Australian AI Cloud business
- **Strengthened Financial Position:** Secured ~US$200m in capital during the quarter (Nasdaq IPO & TCDC joint venture project sale)
- **Strengthened Management Team:** Sharon AI Co-Founder & Chairman Mr. James Manning appointed Chief Executive Officer
- **Sharon AI and Cisco Launch Australia's First Secure AI Factory** supports Australia's National AI Plan, providing secure, high-performance AI infrastructure with all data processing remaining in the country

Who is Sharon AI?

Sharon AI is an **Australian Neocloud operator**, purpose-built to **power the next generation of Artificial Intelligence and High Performance Computing**

01

What we do?

- **Design and operate AI-native infrastructure** optimised for large-scale AI training, inference and high-performance computing – not general-purpose cloud
- Deliver **GPU-as-a-Service, AI Platform (PaaS) and high-performance storage** as a fully integrated AI ecosystem
- Solutions are targeted at a **broad range of customers** – including **enterprise, government and hyperscalers**

02

Why we succeed?

- **Access to cutting-edge GPUs: Leading NVIDIA Cloud Partner in Australia**, with access to B200, B300 GPUs and anticipated access to GB300 GPUs
- **AI-optimised performance:** Purpose-built networking, storage and orchestration delivers higher utilisation and efficiency than traditional cloud
- **Hosted in Australia – a globally attractive jurisdiction:** Australian-hosted, low-latency, secure infrastructure built to meet enterprise, government and regulated-industry requirements
- **Capital-efficient scale**: Deploys into tier-III / IV data centres rather than building from scratch, enabling rapid expansion and faster time-to-revenue

03

Proof points:

- Demonstrated ability to **deploy and operate AI superclusters at scale** for sophisticated global customers
- **Enterprise customer momentum:**
  - **Canva**
  - **GMI Computing**
  - **ESDS Software Solutions US$1.26BN**
  - **Global technology company with major Asia-pacific presence - US$950M**
- **100MW of data centre capacity**

Global Reach: Instant Performance

Low-latency connectivity with seamless direct cloud on-ramps.

Global fiber connectivity provides for world-wide training and Asia-Pacific inference capabilities.

Latency time shown in milliseconds (ms).


UK 295ms
EU 265ms
UAE 140ms
SG 81ms
KR 175ms
HK 130ms
JP 175ms
TW 155ms
US West 165ms
US East 225ms
Auckland 35ms

Source - https://wondernetwork.com/pings/Sydney

What's Important to Succeed?

Access to GPUs, grid constrained high-density power, tightening data regulation, and capital requirements establish barriers to entry into Global Neocloud and GPUaaS markets

GPU Allocation

- Securing timely access to GPUs remains key
- Manufacturing constraints and hyperscaler prioritisation reduces supply
- Emerging providers must navigate long lead times and competition from larger incumbents
- NVIDIA Cloud Partner Program (NCP) membership serves as a key mitigant to GPU allocation headwinds for Sharon AI

Power Access

- Rapid growth in AI workloads is reshaping data centre infrastructure requirements
- High-performance GPU clusters demand a substantial and reliable power supply
- Sharon AI's relationships with data centre operators aligns demand for high-density compute with medium and long-term power planning

Regulations

- Countries increasingly mandate that sensitive data including customer information or AI model datasets remain within national borders
- Providers must establish localised infrastructure, ensure secure data handling, and adapt to evolving regulatory frameworks, which raises operational costs and slows international expansion

Capital and Talent

- Entry into the Neocloud market requires substantial capital investment and highly specialised talent
- Capital investment could be required across GPU procurement, data centre construction, networking infrastructure, and maintenance operations
- Specialised talent also essential, e.g. engineers specialising in HPC, distributed AI systems, and data centre operations

Source: Frost and Sullivan.

Our Approach is to Partner With the Best in the World

Sharon AI works with global leaders in AI and digital infrastructure to ensure best practices and on time delivery of Sharon AI's solutions



World Wide Technology
NEXTDC
NVIDIA
cisco
Lenovo
SHARON -AI-

- **NVIDIA** is the designer and technology provider of the AI processors (GPUs) used by Sharon AI and is a key partner under NVIDIA's NCP program. NVIDIA also provides enablement support for deploying its enterprise-grade infrastructure
- **NEXTDC** serves as the primary co-location data centre provider, hosting Sharon AI's hardware infrastructure
- **Cisco** provides AI-ready networking infrastructure, and will support the go-to-market strategy facilitating engagement with large-scale enterprise and government customers
- **WWT** provides support for end-to-end procurement, assembly, delivery and installation of large-scale compute infrastructure
- **Lenovo** provides access to hardware procurement and lifecycle services as part of the TruScale program

Illustrative Customer Contract Lifecycle

SHARON -AI-

Sharon AI's primary commercial contracting framework is take or pay revenue model whereby customers pay monthly revenue for reserved capacity which ensures 100% utilisation once fully deployed, de-risking contracts

During contract GPU + network infrastructure life 3-5yrs

Contract signing	GPU + network Infrastructure purchase & installation		AI/HPC Cloud Operational	
Initial customer prepayment PO submitted for GPU network infrastructure	Payment for GPU + network infrastructure at delivery	2-4wk installation	Revenue recognized monthly	
Month 1	**Month 3**	**Month 3-4**	**Month 5-30**	**Month 30-64**
Initial deposit	GPU + network infrastructure delivery		Monthly payments	

Post contract GPU + network infrastructure life 2yrs+

New multi-year contract

and / or

On-demand consumption

01 Contract signing and prepayment

Month 1

Customer provides initial prepayment at execution of term contract, which allows Sharon AI to submit purchase order for the specific GPU and network infrastructure required to service the contract

02 Procurement and installation

Months 1–4

Hardware delivered within 2-3 months of contract signing. Final payment for the equipment made upon delivery, and infrastructure is then installed and configured

03 Operational phase

Months 5–64

Infrastructure is operational and Sharon AI generates monthly revenue for duration of contract term for reserved capacity on a take-or-pay basis ensuring 100% utilisation

04 Post contract lifestyle

Years 3-6

Useful economic life of GPU and network infrastructure expected to extend for 2 or more years beyond initial contract term

Option to:

- Re-contract to same customer at lower rates;
- Sell capacity on spot or on-demand market through GPU aggregator platforms; or
- Redeployed through Sharon AI inference engine for token-based consumption

Recent Customer Momentum

SHARON -AI-

Strong growth since January 2026, with significant contracts including Canva, GMI Computing, a US$1.26BN, five-year, take or pay agreement with ESDS Software Solutions; and a US$950M, five-year contract with a global technology company with major Asia-pacific presence

Recent Material Contract Wins

1

- **Signed 1st contract in February 2026**
- Customer: Canva – a high-growth design unicorn which is delivering AI-powered products

2

- **Signed 2nd contract in March 2026**
- Customer: GMI Computing – an AI-native inference cloud provider

3

- **Signed 3rd contract in March 2026**
- Customer: ESDS Software Solutions (signed US$1.26BN, five-year, take or pay agreement)

4

- **Signed 4th contract in May 2026**
- Customer: Global technology company with major Asia-pacific presence (signed US$950M, five-year contract)

Texas Critical Data Centers – Divestment

The Sharon AI Board and Management Team have **significant experience in US energy and infrastructure markets** having cumulatively built and monetized over 300MW of energy infrastructure projects across Texas, Georgia and Pennsylvania in their prior roles.

Sharon AI recently divested its 50% holding in Texas Critical Data Centers LLC (TCDC) to its JV partner New Era Energy and Digital Inc (NASDAQ:NUAI) for ~US$74m. A material ROI was achieved.

Established Joint Venture with NUAI	Non-binding LOI with hyperscaler signed	Purchased 235 acres outside Odessa, TX	Exclusivity signed signed with hyperscaler	Purchased additional contiguous 205 acres	Sale to NUAI for ~US$74M
Jan 2025	**Jun 2025**	**Jul 2025**	**Nov 2025**	**Nov 2025**	**Jan 2026**

Key Lessons Learned

- Power certainty and timeline are key elements for stakeholders
- Customers are looking for timelines inside of ~3 years
- Hyperscale-level customers are looking for hundreds of MWs, with some asking for >1GW
- Powered Land sales are 'one-off'
- Most inquiries are for powered shells

Future Development

- Sharon AI currently has multiple work streams to identify future sites for power land development (behind-the-meter and grid) over 2026
- Material ROI outcomes are still feasible, with the right locations, relationships and stakeholders
- Targeting 'hundreds of acres' to support 'hundreds of MWs of data center capacity'
- Highly competitive space



Proposed Data Center Campus

Outlook

Sharon AI expects ongoing growth in its core operations

Outlook

1. ▪ **We continue to see both Australian and Rest of World customer demand materially outweighing available supply, now looking to contract through 2027**

2. ▪ **We have upgraded our expected data center capacity from 70MWs to 100MWs by early 2027, with a growing pipeline of additional capacity**

3. ▪ **Following the US$350M convertible note announced in April 2026, we are well placed for continued GPU deployment expansion**

4. ▪ **We have made significant additions to our technical and management team to support our expected growth**

Q&A



Condensed Statement of Operations — Three Months Ended 31 March 2026

Unaudited · US$ in thousands, except per share data · Prepared in accordance with U.S. GAAP

US$ in thousands	Q1 FY26	Q1 FY25	Variance	Var %
Revenue	$294	$325	(31)	(9.5%)
Cost of revenue	525	313	212	67.7%
Gross profit (loss)	**(231)**	**12**	**(243)**	**(2,025%)**
Share-based compensation	382	468	(86)	(18.37%)
Selling, general and administrative	4,015	1,007	3,008	298.7%
Other expenses	1,318	506	812	160.5%
Other income	(3,128)	(809)	(2,319)	(286.65%)
Loss from operations	**(2,819)**	**(1,161)**	**(1,658)**	**(142.8%)**
Change in fair value of digital assets	–	(328)	328	100.0%
Change in fair value of warrant liabilities	883	–	883	–
Change in fair value of NUAI shares	(1,509)	–	(1,509)	–
Change in fair value of convertible notes	(70,228)	–	(70,228)	–
Gain on sale of investment in TCDC	65,920	–	65,920	–
Interest income (expense), net	1,260	(12)	1,272	10600%
Loss before income taxes	**(6,493)**	**(1,502)**	**(4,991)**	**(332.3%)**
Income tax (expense) benefit	(13,519)	63	(13,582)	(21,558.7%)
Net loss	**(20,011)**	**(1,439)**	**(18,572)**	**(1,290.6%)**
Net loss attributable to non-controlling interest	(96)	(7)	(89)	(1,271.4%)
Net loss attributable to SharonAI Holdings	**(19,916)**	**(1,433)**	**(18,483)**	**(1,289.8%)**

Source: SharonAI Holdings, Inc. Form 10-Q for the period ended 31 March 2026 (filed 12 May 2026). n.m. = not meaningful.

Condensed Balance Sheet — As at 31 March 2026

SHARON -AI-

Unaudited · US$ in thousands · Line items aligned to statutory chart of accounts

ASSETS

US$ in thousands	Mar 2026	Dec 2025	Movement
Current assets			
Cash and cash equivalents	164,288	71,073	93,215
Trade and other receivables	5,043	750	4,293
Convertible notes receivable	51,014	–	51,014
Investment in NUAI shares	8,491	–	8,491
Convertible note proceeds receivable	–	15,171	(15,171)
Assets held for sale	1,165	1,135	30
Other current assets	688	288	400
Total current assets	**230,690**	**88,417**	**142,272**
Non-current assets			
Property and equipment, net	14,803	15,208	(405)
Right-of-use assets, net	6,906	7,141	(234)
Equipment and lease prepayments	42,453	–	42,453
Certificates of deposit	990	915	74
Other long-term assets	–	3,414	(3,414)
Goodwill	18,044	18,044	–
TOTAL ASSETS	**313,886**	**133,140**	**180,746**

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

US$ in thousands	Mar 2026	Dec 2025	Movement
Current liabilities			
Trade and other payables	20,981	3,433	17,548
Warrant liability	7	890	(883)
Note payable	6	2,255	(2,249)
Convertible notes	199,358	129,017	70,341
Finance lease liabilities, current	1,117	1,073	44
Other current liabilities	–	2,702	(2,702)
Total current liabilities	**221,469**	**139,370**	**82,967**
Non-current liabilities			
Finance lease liabilities, non-current	3,786	3,918	(132)
TOTAL LIABILITIES	**225,255**	**143,288**	**81,967**
Stockholders' equity (deficit)			
Common Stock — Class A & B	2	1	–
Additional paid-in capital	153,743	33,862	119,882
Accumulated deficit	(63,445)	(43,529)	(19,916)
Accumulated other comprehensive loss	(1,459)	(373)	(1,086)
Non-controlling interest	(210)	(109)	(101)
TOTAL EQUITY (DEFICIT)	**88,631**	**(10,148)**	**98,779**
TOTAL LIABILITIES AND EQUITY	**313,886**	**133,140**	**180,734**

Source: SharonAI Holdings, Inc. Form 10-Q for the period ended 31 March 2026. Captions aligned to the company's statutory (STAT) chart of accounts.

Adjusted EBITDA — Non-GAAP Analysis · 31 March 2026

Removes the impact of fair value remeasurements, foreign currency movements and other non-operating items

Q1 FY26 Adjusted EBITDA

$(2,209)k

Q1 FY25: $(142)k

Revenue

$294k

vs. $325k pcp

Operating loss

$(2,819)k

vs. $(1,161)k pcp

Adjusted EBITDA is a non-GAAP financial measure and is not a substitute for net loss. Management uses Adjusted EBITDA to evaluate ongoing operating performance by excluding non-cash, non-recurring or non-operating items: fair value remeasurements of convertible notes, warrant liabilities, equity investments and digital assets; gain on sale of investments; and foreign currency translation effects. See Slide 5 for the full reconciliation.

Reconciliation — US$ in thousands	Q1 FY26	Q1 FY25
Net loss	(20,011)	(1,439)
+ Income tax expense (benefit)	13,519	(63)
+ Net interest expense (income)	(1,260)	12
+ Depreciation	1,318	382
+ Amortization	–	275
EBITDA	**(6,434)**	**(833)**
+ Share-based compensation	382	468
– Gain on sale of investment in TCDC	(65,920)	–
+ Change in fair value of convertible notes	70,228	–
+ Change in fair value of NUAI shares	1,509	–
– Change in fair value of warrant liabilities	(883)	–
+ Change in fair value of digital assets	–	328
– Foreign currency gain	(1,091)	(105)
Adjusted EBITDA (Non-GAAP)	**(2,209)**	**(142)**

Source: SharonAI Holdings, Inc. Form 10-Q for the period ended 31 March 2026.

Reconciliation of Non-GAAP Adjustments — 31 March 2026

SHARON -AI-

Detail of each fair value, foreign currency and non-recurring item removed in arriving at Adjusted EBITDA

Adjustment	Q1 FY26 (US$ '000)	Q1 FY25 (US$ '000)	Nature	Cash / Non-cash	10-Q line item
Change in fair value of convertible notes	70,228	–	Non-cash remeasurement	Non-cash	Non-operating income (expense), net
Gain on sale of investment in TCDC	(65,920)	–	Non-recurring divestment gain	Non-cash (mostly)	Non-operating income (expense), net
Foreign currency translation gain	(1,091)	(105)	Unrealised FX remeasurement	Non-cash	Other income
Change in fair value of NUAI shares	1,509	–	Mark-to-market on listed equity	Non-cash	Non-operating income (expense), net
Share-based compensation	382	468	Equity-settled employee awards	Non-cash	Operating expenses
Change in fair value of warrant liabilities	(883)	–	Mark-to-market on warrants	Non-cash	Non-operating income (expense), net
Change in fair value of digital assets	–	328	Mark-to-market on crypto holdings	Non-cash	Non-operating income (expense), net
Total non-GAAP adjustments	**4,225**	**691**			

Walk: Net loss $(20,011)k + Tax/Interest/D&A $13,577k **= EBITDA $(6,434)k** + Non-GAAP adjustments $4,225k **= Adj. EBITDA $(2,209)k**

All amounts unaudited and in US dollars. Reconciliation prepared by management from the Consolidated Condensed Statement of Operations within the Form 10-Q. Tax/Interest/D&A comprises income tax expense $13,519k, net interest income $(1,260)k, depreciation $1,318k and amortization $nil. Non-cash items have no impact on operating cash flows. Refer to Note 18 of the Form 10-Q for fair value methodology.

Please contact us for more information:

info@sharonai.com

sharon-ai

sharon__ai

sharonai.com

Australia
Level 1, 32 Walker Street
North Sydney NSW 2060

United States
745 5th Ave, Suite 500
New York, NY 10151

Sharon AI Investor Relations Enquiries:
Ross Barrows
Head of Capital Strategy
& Investor Relations
ross.barrows@sharonai.com
IMS Investor Relations
+1 203.972.9200
sharonai@imsinvestorrelations.com



